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                                                                                           Exhibit FS-6
                                                                                           Financial Statements
                                                                                           Page 1 of 1



                                                   CINERGY CORP.

                              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                      TWELVE MONTHS ENDED JUNE 30, 1995

                                                                              Pro Forma
                                                                 Actual      Adjustments     Pro Forma
                                                             ------------   ------------   -------------
                                                              (in thousands, except per share amounts)

         OPERATING REVENUES
            Electric                                         $  2,478,494                  $   2,478,494
            Gas                                                   383,868                        383,868
                                                             ------------                  -------------
                                                                2,862,362                      2,862,362
                                                             ------------                  -------------
         OPERATING EXPENSES
            Fuel used in electric production                      723,749                        723,749
            Gas purchased                                         192,327                        192,327
            Purchased and exchanged power                          31,155                         31,155
            Other operation                                       567,004                        567,004
            Maintenance                                           193,764                        193,764
            Depreciation                                          291,043   $       (936)        290,107
            Amortization of phase-in deferrals                      2,273                          2,273
            Post-in-service deferred
                operating expenses -- net                          (5,090)                        (5,090)
            Income taxes                                          158,951            454         159,405
            Taxes other than income taxes                         247,216                        247,216
                                                             ------------   ------------   -------------
                                                                2,402,392           (482)      2,401,910
                                                             ------------   ------------   -------------
         OPERATING INCOME                                         459,970            482         460,452
                                                             ------------   ------------   -------------
         OTHER INCOME AND EXPENSES - NET
            Allowance for equity funds
                used during construction                            3,755                          3,755
            Post-in-service carrying costs                          8,055                          8,055
            Phase-in deferred return                                8,161                          8,161
            Income taxes                                            9,654                          9,654
            Other - net                                           (21,609)                       (21,609)
                                                             ------------                  -------------
                                                                    8,016                          8,016
                                                             ------------   ------------   -------------
         INCOME BEFORE INTEREST AND OTHER CHARGES                 467,986            482         468,468
                                                             ------------   ------------   -------------
         INTEREST AND OTHER CHARGES
            Interest on long-term debt                            215,748           (361)        215,387
            Other interest                                         23,639                         23,639
            Allowance for borrowed funds used during
                construction                                      (10,542)                       (10,542)
            Preferred dividend requirements
                of subsidiaries                                    34,630                         34,630
                                                             ------------   ------------   -------------
                                                                  263,475           (361)        263,114
                                                             ------------   ------------   -------------
         NET INCOME                                          $    204,511   $        843   $     205,354
                                                             ============   ============   =============

         AVERAGE COMMON SHARES OUTSTANDING                        152,331                        152,331

         EARNINGS PER COMMON SHARE                           $       1.33   $       0.01   $        1.34

         DIVIDENDS DECLARED PER COMMON SHARE                 $       1.60                  $        1.60











                      The Pro Forma Adjustments are shown on Exhibit FS-8 of this filing.
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